GRAYSCALE FUNDS TRUST 485BPOS

Exhibit 99(e)(ii)

FIRST AMENDMENT TO

 ETF DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of July 23rd, 2024 by and between Grayscale Funds Trust and Foreside Fund Services, LLC (together, the “Parties”) is effective as of January 27th, 2025.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement to reflect an updated Funds list; and

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.               Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.               Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.               Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.               This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

GRAYSCALE FUNDS TRUST		FORESIDE FUND SERVICES, LLC

By:		By:
Name:	David LaValle	Name:	Teresa Cowan
Title:	President and PEO	Title:	President
Date:	12/20/2024	Date:	12/23/2024

EXHIBIT A

Grayscale Privacy ETF

Grayscale Bitcoin Miners ETF

Grayscale Bitcoin Adopters ETF

Grayscale Bitcoin Covered Call ETF

Grayscale Bitcoin Premium Income ETF

Grayscale Ethereum Covered Call ETF